Calculation of Filing Fee Tables
S-3
Lazard, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	5.625% Senior Notes due 2035 of Lazard Group LLC	457(r)	300,000	$ 999.32	$ 299,796,000.00	0.0001531	$ 45,898.77
Fees to be Paid	2	Other	Guarantees of 5.625% Senior Notes due 2035 of Lazard Group LLC	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 299,796,000.00		$ 45,898.77
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 45,898.77
Offering Note
[1]	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), and relates to the Registration Statement on Form S-3 (No. 333-285808) filed by the Registrants on March 14, 2025.

[2]	Lazard, Inc. will fully and unconditionally guarantee the senior notes listed above issued by Lazard Group LLC. No separate consideration will be received therefor. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to such guarantees.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $299,796,000.00. The prospectus is a final prospectus for the related offering.